As filed with the Securities and Exchange Commission on July 16, 2015

Registration No. 333-203549

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EXCO Resources, Inc.

(Exact name of registrant as specified in its charter)

Texas	74-1492779
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12377 Merit Drive, Suite 1700, LB 82

Dallas, TX 75251

(214) 368-2084

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William L. Boeing

Vice President, General Counsel and Secretary

12377 Merit Drive, Suite 1700, LB 82

Dallas, TX 75251

(214) 368-2084

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

W. Scott Wallace

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, TX 75219

(214) 651-5000

Approximate date of commencement of proposed sale to the public: From time to time after the date this registration statement becomes effective, as determined by the selling shareholder.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, par value $0.001 per share	5,882,353	$2.17	$12,764,706.01	$1,483.26

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares of common stock offered by this registration statement shall be deemed to cover such additional securities as may be issued as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low sales prices of our common stock on the New York Stock Exchange on April 17, 2015.
(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholder named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 16, 2015

Prospectus

5,882,353 Shares

EXCO Resources, Inc.

Common Stock

The selling shareholder named in this prospectus may use this prospectus to offer and resell from time to time up to 5,882,353 shares of our common stock. We will not receive any of the proceeds from the sale of our common stock by the selling shareholder.

The selling shareholder has agreed to acquire the shares of common stock offered for resale hereunder from us in a private offering exempt from registration under the Securities Act of 1933, as amended, pursuant to a services and investment agreement described in this prospectus. We are registering the offer and resale of the shares of our common stock to satisfy registration rights we have agreed to grant to the selling shareholder. The shares subject to resale hereunder will be issued by us and acquired by Energy Strategic Advisory Services LLC on or promptly after the effectiveness of the registration statement of which this prospectus forms a part, but in any case prior to any resale of shares pursuant to this prospectus.

The selling shareholder named in this prospectus, or its donees, pledgees, transferees or other successors-in-interest, may offer or resell the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

The selling shareholder may resell the common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling shareholder will bear all commissions and discounts, if any, attributable to the sale of shares. We will bear all costs, expenses and fees in connection with the registration of the shares. For additional information on the methods of sale that may be used by the selling shareholder, see “Plan of Distribution” beginning on page 9 of this prospectus.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “XCO.” On July 15, 2015, the last reported sale price of our common stock on the NYSE was $0.83 per share.

An investment in our common stock involves risks. See “Risk Factors” beginning on page 2 of this prospectus and “Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus, and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. The selling shareholder named in this prospectus may resell, from time to time, in one or more offerings, the common stock offered by this prospectus. Information about the selling shareholder may change over time. When the selling shareholder sells shares of common stock under this prospectus, we will, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read this prospectus and the accompanying prospectus supplement, if any, along with all of the information incorporated by reference herein and therein, before making an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling shareholder has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell, nor is the selling shareholder seeking an offer to buy, the shares offered by this prospectus in any jurisdiction where the offer or sale is not permitted. No offers or sales of any of the shares of common stock are to be made in any jurisdiction in which such an offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus or the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sales of the shares of common stock offered hereby.

Except where the context otherwise requires or as otherwise indicated, all references in this prospectus to “EXCO,” “EXCO Resources,” “Company,” “we,” “us” and “our” refer to EXCO Resources, Inc. and its consolidated subsidiaries. In the discussion of our common stock and related matters, these terms refer solely to EXCO Resources, Inc.

i

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements, as defined in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements relate to, among other things, the following:

•	our future financial and operating performance and results;

•	our business strategy;

•	market prices;

•	our future use of derivative financial instruments; and

•	our plans and forecasts.

We have based these forward-looking statements on our current assumptions, expectations and projections about future events.

We use the words “may,” “expect,” “anticipate,” “estimate,” “believe,” “continue,” “intend,” “plan,” “potential,” “project,” “budget” and other similar words to identify forward-looking statements. The statements that contain these words should be read carefully because they discuss future expectations, contain projections of results of operations or our financial condition and/or state other “forward-looking” information. We do not undertake any obligation to update or revise any forward-looking statements, except as required by applicable securities laws. These statements also involve risks and uncertainties that could cause our actual results or financial condition to materially differ from our expectations in this prospectus and the documents incorporated herein by reference, including, but not limited to:

•	fluctuations in the prices of oil, natural gas and natural gas liquids;

•	the availability of oil and natural gas;

•	future capital requirements and availability of financing;

•	our ability to meet our current and future debt service obligations, including our ability to maintain compliance with debt covenants;

•	disruption of credit and capital markets and the ability of financial institutions to honor their commitments;

•	estimates of reserves and economic assumptions, including estimates related to acquisitions and dispositions of oil and natural gas properties;

•	geological concentration of our reserves;

•	risks associated with drilling and operating wells;

•	exploratory risks, including those related to our activities in shale formations;

•	discovery, acquisition, development and replacement of oil and natural gas reserves;

•	cash flow and liquidity;

•	timing and amount of future production of oil and natural gas;

ii

•	availability of drilling and production equipment;

•	availability of water and other materials for drilling and completion activities;

•	marketing of oil and natural gas;

•	political and economic conditions and events in oil-producing and natural gas-producing countries;

•	title to our properties;

•	litigation;

•	competition;

•	our ability to attract and retain key personnel;

•	general economic conditions, including costs associated with drilling and operations of our properties;

•	environmental or other governmental regulations, including legislation to reduce emissions of greenhouse gases, legislation of derivative financial instruments, regulation of hydraulic fracture stimulation and elimination of income tax incentives available to our industry;

•	receipt and collectability of amounts owed to us by purchasers of our production and counterparties to our derivative financial instruments;

•	decisions whether or not to enter into derivative financial instruments;

•	potential acts of terrorism;

•	our ability to manage joint ventures with third parties, including the resolution of any material disagreements and our partners’ ability to satisfy obligations under these arrangements;

•	actions of third party co-owners of interests in properties in which we also own an interest;

•	fluctuations in interest rates;

•	our ability to effectively integrate companies and properties that we acquire; and

•	shareholder approval and closing of the transactions contemplated by the investment and services agreement with Energy Strategic Advisory Services LLC and changes to our business strategy and other corporate actions developed in connection with the performance of the related services.

We believe that it is important to communicate our expectations of future performance to our investors. However, events may occur in the future that we are unable to accurately predict, or over which we have no control. We caution users of the financial statements not to place undue reliance on any forward-looking statements. When considering our forward-looking statements, keep in mind the risk factors and other cautionary statements in this prospectus and the documents incorporated herein by reference. The risk factors noted in this prospectus and the documents incorporated herein by reference provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those contained in any forward-looking statement. Please see “Risk Factors” beginning on page 2 of this prospectus and in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in any applicable prospectus supplement for a discussion of certain risks related to our business and an investment in our common shares.

Our revenues, operating results and financial condition depend substantially on prevailing prices for oil and natural gas and the availability of capital. Declines in oil or natural gas prices may have a material adverse effect on our financial condition, liquidity, results of operations, the amount of oil or natural gas that we can produce economically and the ability to fund our operations. Historically, oil and natural gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile.

iii

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, especially the risks of investing in our common stock discussed under “Risk Factors” in this prospectus beginning on page 2 and in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any accompanying prospectus supplement and the risk factors discussed in the documents incorporated by reference herein.

Our Company

We are an independent oil and natural gas company engaged in the exploitation, exploration, acquisition, development and production of onshore U.S. oil and natural gas properties with a focus on shale resource plays. Our principal operations are conducted in certain key U.S. oil and natural gas areas including Texas, Louisiana and the Appalachia region.

EXCO Resources, Inc. is a Texas corporation that was incorporated in October 1955. Shares of our common stock trade on the NYSE under the symbol “XCO.” Our principal executive office is located at 12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251. Our telephone number is (214) 368-2084. Our website address is www.excoresources.com. The information available on or through our website is not part of this prospectus.

The Offering

Common stock offered by the selling shareholder	5,882,353 shares

Selling shareholder	All of the shares of common stock are being offered by the selling shareholder named herein. See “Selling Shareholder” for more information on the selling shareholder.

Use of proceeds	We will not receive any proceeds from the sale of the shares in this offering.

Plan of distribution	The selling shareholder named in this prospectus, or its pledgees, donees, transferees or other successors-in-interest, may offer or sell the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholder may resell the common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. See “Plan of Distribution” for additional information on the methods of sale that may be used by the selling shareholder.

NYSE symbol	XCO

Risk factors	Investing in our common stock involves risks. For a discussion of certain risks associated with an investment in our common stock, please see “Risk Factors” beginning on page 2 of this prospectus and “Risk Factors” contained in Part I. Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as amended, and the risk factors discussed in the documents incorporated by reference herein.

RISK FACTORS

An investment in our securities involves certain risks. Before investing in our securities, you should carefully consider the risk factors set forth below as well as the risk factors set forth in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus. The risks so described are not the only risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows and could result in a loss of all or part of your investment. In any case, the value of the securities offered by means of this prospectus could decline due to any of these risks, and you may lose all or part of your investment.

The selling shareholder may acquire significant ownership of our common stock and could have significant influence over our affairs which could adversely affect our other shareholders.

In connection with the services and investment agreement entered into between EXCO and Energy Strategic Advisory Services LLC (“ESAS”), as amended, and subject to certain terms and conditions as further described under the heading “Selling Shareholder,” ESAS has agreed to purchase 5,882,353 shares of EXCO’s common stock to which this prospectus relates, EXCO has issued to ESAS warrants (the “Warrants”) to purchase an aggregate of up to 80,000,000 shares (the “Warrant Shares”), and ESAS has agreed to purchase at least $40 million additional shares of EXCO’s common stock (the “Post-Closing Investment”) through open market purchases during the one year following the closing of the services and investment agreement, subject to certain extensions and exceptions. In addition, under the services and investment agreement, C. John Wilder, Executive Chairman of Bluescape Resources Company LLC (“Bluescape”), a private, independent investment and operating company, focused principally in the oil and gas and power sectors and the parent of ESAS, will be appointed as a director of EXCO at the closing of the services and investment agreement, and ESAS will have the right to nominate one director for election to EXCO’s board of directors (the “Board”) through the term of the services and investment agreement. Mr. Wilder will serve as the Executive Chairman of the Board, a newly created non-officer position on the Board with no additional legal duties or obligations other than those applicable to any other director. Additionally, on March 31, 2015, ESAS commenced providing certain strategic advisory services to us under the services and investment agreement to be provided until the earlier of (i) the termination of the services and investment agreement and (ii) March 31, 2019. As a result, ESAS could have significant influence over our affairs for the foreseeable future. The ownership interests of ESAS and the influence of ESAS over our affairs, may limit the ability of other shareholders to influence corporate matters and, as a result, we may take actions that our public shareholders do not view as beneficial.

We have agreed to seek shareholder approval of an amendment to our articles of incorporation to include a waiver of the duty of directors to present corporate opportunities to EXCO, which could adversely affect our shareholders.

Pursuant to the services and investment agreement we have agreed to seek shareholder approval of an amendment to our articles of incorporation to include a waiver of the duty of directors to present corporate opportunities to EXCO. Under the services and investment agreement, we have agreed that at the closing of such agreement, we will appoint C. John Wilder to fill a vacancy on the Board and appoint Mr. Wilder to the position of Executive Chairman of the Board. Mr. Wilder is the Executive Chairman of Bluescape. EXCO and Bluescape may engage in the same or similar activities or lines of business and may have an interest in the same areas of business opportunities.

On August 5, 2015, we will hold our 2015 Annual Meeting of Shareholders (the “Annual Meeting”) to, among other things, seek shareholder approval of the amendment to our articles of incorporation. A proxy statement and proxy card related to the Annual Meeting were filed with the SEC on June 11, 2015. To be approved, the amendment will require the approval of two-thirds of the outstanding shares of our common stock and a majority of votes cast (excluding abstentions) by the disinterested shareholders. If approved, our directors and certain of their affiliates, including Mr. Wilder and Bluescape, will have the ability to engage in the same or similar lines of business to EXCO, and will not be obligated to, among other actions, offer to EXCO an opportunity to participate in any business opportunities that involve any aspect of the energy business or industry that are presented or become known to such directors and certain of their affiliates.

Future sales of significant amounts of our common stock could negatively affect our share price, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market or the perception that such sales might occur could materially adversely affect the market price of our common stock. On April 21, 2015, EXCO and ESAS entered into a registration rights agreement, pursuant to which EXCO agreed to prepare and file Registration Statements on Form S-3 with respect to the resale by ESAS or its affiliates of (i) the 5,882,353 shares of our common stock registered pursuant to the registration statement of which this prospectus forms a part, (ii) the Warrants, (iii) the Warrant Shares, (iv) the shares of common stock to be acquired in connection with the Post-Closing Investment and (v) any shares of our common shares subsequently acquired by ESAS or other parties to such registration rights agreement. Additionally, up to 135,349,733 shares of our common stock are eligible for resale by certain of our shareholders under a registration statement on Form S-3 (File No. 333-193660) that was filed with the SEC on January 30, 2014, as amended by Post-Effective Amendment No. 1, which was filed with the SEC on February 25, 2015 and Post-Effective Amendment No. 2, which was filed with the SEC on July 16, 2015. If any of our shareholders, including ESAS, sells or is perceived by the market as intending to sell a substantial number of shares of our common stock, the market price of our common stock could drop significantly, even if our business is doing well.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling shareholder.

SELLING SHAREHOLDER

General

The registration statement, of which this prospectus forms a part, relates to the registration for resale of 5,882,353 shares of our common stock (the “Initial Shares”) to be issued and sold to Energy Strategic Advisory Services LLC (“ESAS”) under the services and investment agreement described below. In connection with the services and investment agreement, we have issued to ESAS warrants (the “Warrants”) in four tranches to purchase an aggregate of 80,000,000 shares of our common stock (the “Warrant Shares”), as further described below under “—Material Relationships” and ESAS will be obligated to purchase additional shares of our common stock with an aggregate purchase price of no less than $40.0 million through open market purchases during the one year following the closing of the services and investment agreement, subject to certain extensions and exceptions (the “Post-Closing Investment”).

Under the services and investment agreement and the registration rights agreement described below, we are required to register for resale (i) the Initial Shares, (ii) the Warrants, (iii) the Warrant Shares, (iv) the shares of common stock to be acquired in connection with the Post-Closing Investment and (v) any other shares of common stock subsequently acquired by ESAS or other parties to the registration rights agreement. However, the registration statement of which this prospectus forms a part registers the resale of only the 5,882,353 shares comprising the Initial Shares. We expect to file additional registration statements to register the resale of the Warrants, the Warrant Shares, the shares of common stock to be acquired in connection with the Post-Closing Investment and the shares of our common stock otherwise acquired by ESAS.

The table below sets forth the name of the selling shareholder, the number of shares of common stock beneficially owned by it as of June 30, 2015, the number of shares of common stock being offered by it, the number of shares of common stock the selling shareholder will beneficially own if the shareholder sells all of the shares being registered and the selling shareholder’s percentage of ownership of our common stock if all of their shares in the offering are sold.

The shares being offered hereby are being registered to permit public secondary trading. The selling shareholder, including its donees, pledgees, transferees or other successors-in-interest may offer all or part of the shares for resale from time to time. However, the selling shareholder is under no obligation to resell all or any portion of such shares, nor is the selling shareholder obligated to resell any shares immediately, under this prospectus.

All information with respect to share ownership has been furnished by or on behalf of the selling shareholder. We believe, based on information supplied by the selling shareholder, that except as may otherwise be indicated in the notes to the table below, the selling shareholder has sole voting and investment power with respect to the shares of common stock owned by it. Because the selling shareholder may resell all or part of its shares, no estimates can be given as to the number of shares of common stock that will be held by the selling shareholder upon termination of any offering made hereby. For purposes of the table below, however, we have assumed that after termination of this offering none of the shares covered by this prospectus will be held by the selling shareholder.

To our knowledge, the selling shareholder has not had any position with, held any office of, or had any other material relationship with us during the past three years, except as described (i) in this prospectus, including in the footnotes to the table below and under “Material Relationships” below, (ii) in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 25, 2015, including Note 13 to our consolidated financial statements, as amended by Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on April 10, 2015, which information is incorporated herein by reference, (iii) in our Definitive Proxy Statement on Schedule 14A filed with the SEC on June 11, 2015, including under “Transactions with Related Persons,” which information is incorporated herein by reference and (iv) in the other documents incorporated herein by reference.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentages of shares beneficially owned are based on 273,700,583 shares of our common stock outstanding as of June 30, 2015, and the shares of common stock beneficially owned by the selling shareholder, as set forth in the following table and more fully described in the applicable footnotes.

In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or rights held by that person that are currently exercisable or exercisable within 60 days of June 30, 2015 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.

	Shares beneficially owned prior to offering
		Options, warrants or rights exercisable within 60	Number of shares being	Shares beneficially owned after the offering
Name and address of selling shareholder	Number	days	offered	Number	Percent
Energy Strategic Advisory Services LLC(1)(2)	5,882,353	—	5,882,353	—	*

(1)	ESAS is managed by its sole member, Bluescape. C. John Wilder, Jr. is the Executive Chairman of Bluescape and exercises voting and investment power over the shares beneficially owned by ESAS. Mr. Wilder disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in Bluescape. The business address for each of the foregoing entities and persons is 200 Crescent Court, Suite 1900, Dallas, Texas 75201.
(2)	The shares subject to resale hereunder will be issued by EXCO and acquired by ESAS on or promptly after the effectiveness of the registration statement of which this prospectus forms a part, but in any case prior to any resale of shares pursuant to this prospectus.

The selling shareholder, or its affiliates, set forth in the table above may participate from time to time in equity or debt financing arrangements with EXCO or its subsidiaries.

Material Relationships

Services and Investment Agreement. On March 31, 2015, we and ESAS, a wholly-owned subsidiary of Bluescape entered into the services and investment agreement. Bluescape is a private, independent investment and operating company headquartered in Dallas, Texas and is focused principally in the oil and gas and power sectors. Subject to the terms and conditions in the services and investment agreement, the services and investment agreement, as amended, includes the following provisions:

•	Services. On March 31, 2015, ESAS commenced providing certain strategic advisory services to us under the services and investment agreement. The services will be provided until the earlier of termination of the services and investment agreement and March 31, 2019.

As consideration for the services provided under the services and investment agreement, we have agreed to pay ESAS a monthly fee of $300,000 and an annual incentive payment of between zero and $2.4 million per year (the “Incentive Payment”) that will be based on our common stock price achieving certain performance hurdles as compared to a peer group under the terms of the services and investment agreement; provided that payment for the services will be held in escrow and contingent upon completion of the entire first year of services and the issuance of the Initial Shares and the completion of the Post-Closing Investment. If EXCO’s performance rank is in the bottom half of the peer group, then the Incentive Payment will be zero. The Incentive Payment increases linearly from $960,000 to $2.4 million as EXCO’s performance rank increases from the 50th to 75th percentile, as compared to the peer group. If EXCO’s performance rank is in the 75th percentile or above, then the Incentive Payment will be $2.4 million.

•	Warrants. On March 31, 2015, we issued to ESAS the following Warrants: a warrant exercisable for 15 million shares of our common stock with a strike price of $2.75 per share and a term of 49 months, a warrant exercisable for 20 million shares of our common stock with a strike price of $4.00 per share and a term of 60 months, a warrant exercisable for 20 million shares of our common stock with a strike price of $7.00 per share and a term of 72 months, and a warrant exercisable for 25 million shares of our common stock with a strike price of $10.00 per share and a term of 72 months. The exercisability of the Warrants is subject to our share price achieving certain performance hurdles as compared to a peer group under the terms of the Warrants. If the services and investment agreement is not terminated before March 31, 2019, and our performance rank is in the bottom half of the peer group, then the Warrants will be forfeited and void. The number of exercisable shares under the Warrants increases linearly from 32,000,000 to 80,000,000 as our performance rank increases from the 50th to 75th percentile, as compared to the peer group. If our performance rank is in the 75th percentile or above, then all 80,000,000 Warrant Shares will be exercisable.

Prior to March 31, 2019, (a) if we terminate the services and investment agreement for any reason other than an ESAS Forfeiture Event (as defined below), or ESAS terminates the services and investment agreement for an EXCO Forfeiture Event (as defined below), then 100% of the Warrants will fully vest and become exercisable and (b) if ESAS terminates the services and investment agreement for any reason other than an EXCO Forfeiture Event, or we terminate the services and investment agreement for an ESAS Forfeiture Event, then one hundred percent (100%) of the Warrants will be cancelled and forfeited. The Warrants automatically terminate and become void and of no force or effect if the closing of the services and investment agreement does not occur.

An “ESAS Forfeiture Event” includes, among other events: (i) ESAS’s failure to complete the purchase of the Initial Shares and the Post-Closing Investment, (ii) the failure of Mr. C. John Wilder, Executive Chairman of Bluescape, to serve as Executive Chairman of the Board, either through his resignation, refusal to do so or as a result of certain disqualifying events specified in the services and investment agreement and (iii) ESAS’s material and willful breach of its covenants in the services and investment agreement. An “EXCO Forfeiture Event” includes, among other events: (i) our failure to elect Mr. Wilder to the Board, (ii) the removal of Mr. Wilder from the Board by us for reasons other than disqualifying events specified in the services and investment agreement or (iii) our material and willful breach of our covenants in the services and investment agreement.

•	Initial Shares. On or promptly after the date when the registration statement of which this prospectus is a part is declared effective by the SEC and the entry into a registration rights agreement, ESAS shall purchase from us 5,882,353 newly issued shares of our common stock for an aggregate cash purchase price of $10 million. ESAS deposited $10 million of cash in escrow pending this purchase. The purchase of these shares is also subject to additional conditions that are not within the reasonable control of ESAS, including that no material adverse effect with respect to EXCO has occurred and that all governmental consents, notices, clearances have been obtained and that the waiting period, if applicable, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated early.

•	Covenant Regarding Amendment and Restatement of Charter. We have agreed to file proxy materials and solicit approval of our shareholders at a shareholders meeting for (1) the issuance of the Warrants and Warrant Shares in accordance with NYSE rules and (2) an amendment and restatement of our charter to, among other things, increase the number of authorized shares of common stock and to include a waiver of the duty of directors to present corporate opportunities to EXCO. A proxy statement and proxy card related to the Annual Meeting were filed with the SEC on June 11, 2015 and we will hold our Annual Meeting on August 5, 2015 to, among other things, seek shareholder approval of the issuance of the Warrants and Warrant Shares and the amendment and restatement of our charter. Shareholder approval of these matters and the filing of an amended and restated charter with the Secretary of State of Texas are conditions to the closing under the services and investment agreement.

•	Standstill. From March 31, 2015 until the earlier of the termination of the services and investment agreement and the closing, ESAS agreed to certain standstill provisions relating to EXCO.

•	Closing—Board Changes. At the closing of the transactions contemplated by the services and investment agreement, we will increase the size of the entire Board by one and appoint C. John Wilder as a director to fill a vacancy and the Board will appoint Mr. Wilder as Executive Chairman of the Board.

•	Post-Closing Investment. During the one-year period commencing on the closing date, ESAS will be obligated to purchase shares of our common stock through open market purchases from unaffiliated third parties such that ESAS shall own shares of our common stock with an aggregate cost basis of at least $50 million as of the first anniversary of the closing date, subject to certain extensions and exceptions.

•	Ownership Limitation. For a two-year period commencing on the closing, ESAS agreed to a 50% beneficial ownership limitation with respect to our common stock.

•	Conditions to Closing. The conditions to the closing under the services and investment agreement include, among others, (i) obtaining any required regulatory approvals, (ii) obtaining the approval of EXCO’s shareholders in accordance with Section 312.03 of the NYSE Listed Company Manual and Section 21.054 of the Texas Business Organizations Code, as amended (“TBOC”), (iii) amending the articles of incorporation of EXCO to increase the number of authorized shares of common stock and to include a waiver of the duty of directors to present corporate opportunities to the Company, (iv) amending the bylaws of EXCO to establish and describe the position of Executive Chairman of the Board, (v) consummating the issuance of the Initial Shares, and (vi) obtaining any and all consents required under EXCO’s Amended and Restated Credit Agreement, dated as of July 31, 2013. At the Annual Meeting, the amendment to increase the authorized shares will require the approval of two-thirds of the outstanding shares of EXCO and the amendment to renounce the obligation of directors to present business opportunities to the Company will require the approval of two-thirds of the outstanding shares of EXCO and a majority of votes cast (excluding abstentions) by the disinterested shareholders.

•	Acknowledgement. On May 26, 2015, we entered into an acknowledgement of amendment to services and investment agreement with ESAS to amend cross references to certain closing conditions in the services and investment agreement.

Nomination Letter Agreement. Pursuant to the services and investment agreement, we and ESAS have agreed to enter into a nomination letter agreement at the closing of the services and investment agreement. The nomination letter agreement will provide that during the term of the services and investment agreement, ESAS will have the right to nominate one director for election to the Board. Pursuant to the services and investment agreement, C. John Wilder, Executive Chairman of Bluescape will be appointed as a director to the Board as the nominee of ESAS at the closing of the services and investment agreement. Our Board will also appoint Mr. Wilder to the position of Executive Chairman of the Board, a newly created non-officer position on the Board with no additional legal duties or obligations other than those applicable to any other director. For his services as Executive Chairman, Mr. Wilder would receive the same director fees as the other non-management directors of the Company.

The foregoing is only a brief description of the material terms of the services and investment agreement, the acknowledgement of amendment to services and investment agreement and the Warrants and the nomination letter agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the services and investment agreement, the acknowledgement of amendment to services and investment agreement and the Warrants and the form of nomination letter agreement, which are filed as exhibits to our Amendment No. 1 to the Current Report on Form 8-K/A dated March 31, 2015 that we filed with the SEC on May 26, 2015, our Current Report on Form 8-K dated May 26, 2015 that we filed with the SEC on June 1, 2015 and our Current Report on Form 8-K dated March 31, 2015 that we filed with the SEC on April 2, 2015, respectively, and incorporated by reference herein.

Registration Rights Agreement. Pursuant to the services and investment agreement, and as a condition to the purchase of the Initial Shares, on April 21, 2015, we and ESAS entered into a registration rights agreement, pursuant to which we agreed to prepare and file Registration Statements on Form S-3 with respect to the resale by ESAS or its affiliates of (i) the Initial Shares, (ii) the Warrants, (iii) the Warrant Shares, (iv) the shares of common stock to be acquired in connection with the Post-Closing Investment and (v) any common stock subsequently acquired by ESAS or other parties to the Registration Rights Agreement. Prior to entering into the proposed registration rights agreement, we sought and obtained waivers from the holders of certain of the Company’s securities with registration rights under the First Amended and Restated Registration Rights Agreement originally dated as of October 3, 2005, as amended and restated as of December 30, 2005, among EXCO and the investors named therein, and the Registration Rights Agreement dated March 28, 2007 in respect of 7.0% Cumulative Convertible Perpetual Preferred Stock and Hybrid Preferred Stock, among the Company and the investors named therein.

The foregoing is only a brief description of the material terms of the registration rights agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the registration rights agreement, which is filed as an exhibit to our Current Report on Form 8-K dated April 21, 2015 and filed with the SEC on April 27, 2015 and incorporated by reference herein.

PLAN OF DISTRIBUTION

We are registering shares of common stock to permit the resale of these shares by the selling shareholder, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from the selling shareholder as a gift, pledge, partnership distribution or other transfer, from time to time. We will not receive any of the proceeds from the sale by the selling shareholder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling shareholder may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents, or otherwise. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, at negotiated prices, or otherwise. These sales may be effected in transactions, which may involve, without limitation:

•	crosses or block transactions

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	underwritten offerings;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling shareholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholder may also sell shares of common stock short and deliver shares of common stock covered by a prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholder may also loan or pledge common stock to broker-dealers that in turn may sell such shares. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to such prospectus.

The aggregate proceeds to the selling shareholder from the sale of the common stock offered by it will be the purchase price of the common stock less discounts or commissions, if any. The selling shareholder reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling shareholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that it meets the criteria and conform to the requirements of that rule.

The selling shareholder may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to a prospectus or any amendment to such prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under such prospectus. The selling shareholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of such prospectus.

The selling shareholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be an “underwriter” within the meaning of the Securities Act with respect to any securities such entity sells pursuant to this prospectus. At the time a particular offering of the shares of common stock is made, a prospectus, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. If the selling shareholder is deemed to be an underwriter, the selling shareholder may be subject to certain statutory liabilities under the Securities Act and other applicable securities laws.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling shareholder will sell any or all of the shares of common stock registered pursuant to this registration statement.

The selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock, including, without limitation, SEC filing fees and expenses of compliance with federal securities or state “blue sky” or securities laws; provided, however, that the selling shareholder will pay all discounts and commissions, if any, to underwriters, selling brokers, dealer managers and similar persons. We will indemnify the selling shareholder against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the selling shareholder will be entitled to contribution. We may be indemnified by the selling shareholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in a prospectus, in accordance with the Registration Rights Agreement, or we may be entitled to contribution.

Once sold under the registration statement, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK

Our articles of incorporation authorizes us to issue a total of 360,000,000 shares of capital stock, consisting of 350,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. At the Annual Meeting, we will seek shareholder approval of an amended and restated certificate of formation that, among other things, increases the total number of authorized shares of capital stock to 790,000,000, consisting of 780,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The following description of our capital stock is intended to be a summary, and you should read it in conjunction with our articles of incorporation and second amended and restated bylaws filed with the SEC.

Common stock

Under our articles of incorporation, we may issue 350,000,000 shares of common stock, with a par value of $0.001 per share. As of June 30, 2015, there were 273,700,583 shares of our common stock outstanding. All shares of our common stock have one vote per share. Shareholders may not utilize cumulative voting for the election of directors. The vote or concurrence of two-thirds of the outstanding voting shares of our common stock is necessary to effectuate:

•	any amendment to the articles of incorporation;

•	the approval of any merger or consolidation;

•	any sale, lease, exchange or other disposition not in the ordinary course of business of all, or substantially all, of our property or assets; or

•	our dissolution.

Shareholders of our common stock may receive dividends, when and as declared by the Board, if funds are legally available for the payment of dividends, subject to the preferential dividend rights of any outstanding shares of preferred stock. Shares of our common stock have no preemptive, conversion, sinking fund, redemption or similar provisions. In the event of our liquidation, shareholders of our common stock participate on a pro rata basis in the distribution of any of our assets that are remaining after the payment of liabilities and any liquidation preference on outstanding shares of preferred stock. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred stock

Our articles of incorporation authorize the issuance of up to 10,000,000 shares of preferred stock. As of June 30, 2015, we did not have any shares of preferred stock outstanding. Under our articles of incorporation, the Board has the authority to create new series of preferred stock, and the shares of each series shall have rights and preferences as designated by resolution of the Board. In the designation of any series of preferred stock, the Board has authority, without further action by the holders of our common stock, to fix the number of shares constituting that series and to fix the dividend rights, dividend rate, conversion rights, terms of redemption and the liquidation preferences of that series of preferred stock. The issuance of additional preferred stock could further adversely affect the voting power of holders of our common stock and the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control.

Anti-takeover effects of provisions of Texas law, our articles of incorporation and bylaws

Under the TBOC, class voting is required in connection with certain amendments of a corporation’s charter, a merger or consolidation requiring shareholder approval and certain sales of all or substantially all of the corporation’s assets.

Our articles of incorporation currently permit the Board to issue up to 10,000,000 shares of preferred stock and to establish, by resolution, one or more series of preferred stock and the powers, designations, preferences and participating, optional or other special rights of each share of preferred stock. The preferred stock may be issued on terms that are unfavorable to the holders of our common stock, including the grant of superior voting rights, the grant of preferences in favor of preferred shareholders in the payment of dividends and upon our liquidation and the designation of conversion rights that entitle holders of our preferred stock to convert their shares into our common stock on terms that are dilutive to holders of our common stock.

The issuance of additional preferred stock may make a takeover or change in control of us more difficult, and may discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. It could, therefore, prevent shareholders from receiving a premium over the market price for the shares of common stock they hold.

Our articles of incorporation and bylaws provide that special meetings of our shareholders may be called by one or more shareholders only if such shareholder(s) hold shares aggregating at least 25% of the voting power at a meeting at which the holders of all shares entitled to vote on the action or actions were present and voted. Our bylaws also provide that any shareholder seeking to bring business before, or to nominate candidates for election as directors at, an annual meeting of shareholders must be a shareholder of record at the time we give notice of the annual meeting, be entitled to vote at the annual meeting and provide timely notice of its proposal in writing to the corporate secretary. These provisions could have the effect of discouraging attempts to acquire us or change the policies formulated by our management even if some or a majority of our shareholders believe these actions are in their best interest. These provisions could, therefore, prevent shareholders from receiving a premium over the market price for the shares of common stock they hold.

Texas law and certain corporate provisions

In our articles of incorporation, we opted out of the provisions of Article 13 of the Texas Business Corporation Act, which is the predecessor to Title 2, Chapter 21, Subchapter M of the TBOC, or the Texas Business Combination Law. The Texas Business Combination Law provides that a Texas corporation may not engage in specified types of business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of that person, who is an “affiliated shareholder.” For purposes of this law, an “affiliated shareholder” is generally defined as the holder of 20% or more of the corporation’s voting shares, for a period of three years from the date that person became an affiliated shareholder. The law’s prohibitions do not apply if:

•	the business combination or the acquisition of shares by the affiliated shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder; or

•	the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder, at a meeting of shareholders called for that purpose, not less than six months after the affiliated shareholder became an affiliated shareholder.

Limitations on liability

Our articles of incorporation provide that to the fullest extent permitted by Texas law, our directors will have no personal liability to us or our shareholders for any acts or omissions in the director’s performance of his or her duties as a director. Section 7.001 of the TBOC permits us to limit the personal liability of directors to us or our shareholders for monetary damages for any act or omission in a director’s capacity as director, except for liability for any of the following:

(i)	A breach of the director’s duty of loyalty to us or our shareholders;

(ii)	An act or omission not in good faith that constitutes a breach of duty of the director to us or an act or omission that involves intentional misconduct or knowing violation of law;

(iii)	A transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or

(iv)	An act or omission for which the liability of a director is expressly provided by an applicable statute.

Article XIV of our articles of incorporation further provides that if Texas law is amended to authorize further elimination of the personal liability of directors for or with respect to any acts or omissions in the performance of their duties as directors, then the liability of a director shall be eliminated to the fullest extent permitted by Texas law, as so amended. Any repeal or modification of Article XIV by our shareholders will not adversely affect any right or protection of a director existing immediately prior to such repeal or modification.

Article XIII of our articles of incorporation and Article VI of our bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by Texas law. Our bylaws further provide that we must pay or reimburse reasonable expenses incurred by one of our directors or officers who was, is or is threatened to be made a named defendant or respondent in a proceeding to the maximum extent permitted under Texas law.

Indemnification agreements

We have entered into indemnification agreements with each of Mark F. Mulhern, our former executive vice president, chief financial officer and interim chief accounting officer and a former director, and Vincent J. Cebula, a former director, pursuant to which we have agreed to indemnify them to the fullest extent permitted by the laws of the State of Texas and advance certain expenses as described therein. We entered into the indemnification agreements with Messrs. Mulhern and Cebula in consideration of their agreement to serve on a special committee of the Board in 2010.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004-1123, (212) 509-4000.

EXPERTS

The consolidated balance sheets of EXCO Resources, Inc. and its subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, cash flows, and changes in shareholders’ equity for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INDEPENDENT PETROLEUM ENGINEERS

Lee Keeling and Associates, Inc., independent petroleum engineers, Tulsa, Oklahoma, prepared the Proved Reserves estimates with respect to our non-shale properties included in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon the authority of said firm as experts in petroleum engineering.

Netherland, Sewell & Associates, Inc., independent petroleum engineers, Dallas, Texas, prepared the Proved Reserves estimates with respect to our shale properties included in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon the authority of said firm as experts in petroleum engineering.

Ryder Scott Company, L.P., independent petroleum engineers, Houston, Texas, prepared the Proved Reserves estimates with respect to our shale properties in the South Texas region included in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon the authority of said firm as experts in petroleum engineering.

LEGAL MATTERS

The validity of the shares of common stock offered hereby have been passed upon for us by Haynes and Boone, LLP, Dallas, Texas.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the effectiveness of the registration statement and prior to the termination of the offering (excluding any disclosures that are furnished and not filed):

•	Our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 25, 2015 and our Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2014 filed with the SEC on April 10, 2015;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed with the SEC on April 29, 2015;

•	Our Current Reports on Form 8-K filed with the SEC on February 12, 2015, March 6, 2015, March 10, 2015, April 2, 2015, April 23, 2015, April 27, 2015, May 20, 2015, May 28, 2015, June 1, 2015 and July 8, 2015; and our Amendment No. 1 to our Current Report on Form 8-K/A filed with the SEC on May 26, 2015; and

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on June 11, 2015.

Information contained in this prospectus modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

We will furnish without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon request in writing, by telephone or via the internet, a copy of the information that has been incorporated by reference in this prospectus (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus). You should direct any requests for copies to:

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

(214) 368-2084

Attn: General Counsel and Secretary

WHERE YOU CAN FIND MORE INFORMATION

This prospectus does not contain all of the information included in the registration statement and all of the exhibits and schedules thereto. For further information about EXCO, you should refer to the registration statement. Summaries of agreements or other documents in this prospectus are not necessarily complete. Please refer to the exhibits to the registration statement for complete copies of such documents.

We are subject to the informational requirements of the Exchange Act, and in accordance with the requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including this registration statement, are available over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the Public Reference Room of the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC at that address. Please call 1-800-SEC-0330 for further information on the operations of the Public Reference Room.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are made available free of charge on our website at www.excoresources.com as soon as reasonably practicable after we electronically file such material with, or otherwise furnish it to, the SEC. Information on our website is not incorporated by reference in this prospectus and is not a part of this prospectus.

5,882,353 Shares

EXCO Resources, Inc.

Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with this registration statement. All of the amounts shown are estimates, except for the Securities and Exchange Commission, or the SEC, registration fee.

SEC registration fee	$1,483.26
Printing and engraving expenses	3,000	*
Accounting fees and expenses	15,000	*
Engineering fees and expenses	3,000	*
Legal fees and expenses	50,000	*
Miscellaneous expenses	5,000	*

Total	$77,483.26	*

*	Estimate.

Item 15.	Indemnification of Directors and Officers.

EXCO Resources, Inc.

Article XIV of our Third Amended and Restated Articles of Incorporation provides that to the fullest extent permitted by Texas law, our directors will have no personal liability to us or our shareholders for any acts or omissions in the director’s performance of his or her duties as a director. Section 7.001 of the Texas Business Organizations Code, or the TBOC, permits a Texas corporation to limit the personal liability of its directors to such corporation or its shareholders for monetary damages for any act or omission in a director’s capacity as director, except for liability for any of the following:

(i)	A breach of the director’s duty of loyalty to us or our shareholders;

(ii)	An act or omission not in good faith that constitutes a breach of duty of the director to us or an act or omission that involves intentional misconduct or knowing violation of law;

(iii)	A transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or

(iv)	An act or omission for which the liability of a director is expressly provided by an applicable statute.

Article XIV further provides that if Texas law is amended to authorize further elimination of the personal liability of directors for or with respect to any acts or omissions in the performance of their duties as directors, then the liability of a director shall be eliminated to the fullest extent permitted by Texas law, as so amended. Any repeal or modification of Article XIV by our shareholders will not adversely affect any right or protection of a director existing immediately prior to such repeal or modification.

Article XIII of our Third Amended and Restated Articles of Incorporation and Article VI of our Second Amended and Restated Bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by Texas law. Our Second Amended and Restated Bylaws further provide that we must pay or reimburse reasonable expenses incurred by one of our directors or officers who was, is or is threatened to be made a named defendant or respondent in a proceeding to the maximum extent permitted under Texas law.

Under Sections 8.101, 8.102 and 8.103 of the TBOC, subject to the procedures and limitations stated therein, a Texas corporation may indemnify a director who was, is or is threatened to be made a respondent in a proceeding against a judgment and reasonable expenses actually incurred by the person in connection with the proceeding if it is determined that the person seeking indemnification:

(i)	acted in good faith;

(ii)	reasonably believed that his or her conduct was in or was not opposed to our best interests; and

(iii)	in the case of a criminal proceeding, did not have a reasonable cause to believe his or her conduct was unlawful.

Under Section 8.105 of the TBOC, a Texas corporation may indemnify an officer as provided by its governing documents, by action of its board of directors, by action of its shareholders, by contract or by common law.

Sections 8.051 and 8.105 of the TBOC require a Texas corporation to indemnify a director, former director or officer against reasonable expenses actually incurred by the director, former director or officer in connection with a proceeding in which the director, former director or officer is a respondent because the director, former director or officer is or was in that position if the director, former director or officer has been wholly successful, on the merits or otherwise, in the defense of the proceeding.

The TBOC prohibits a Texas corporation from indemnifying a director in respect of a proceeding in which the director is found liable to the corporation or is found liable because a personal benefit was improperly received by him or her, other than for reasonable expenses actually incurred by him or her in connection with the proceeding, not including a judgment, penalty, fine or tax. The TBOC prohibits a Texas corporation entirely from indemnifying a director in respect of any such proceeding in which the director is found liable for willful or intentional misconduct in the performance of his or her duties to the corporation, breach of the duty of loyalty to the corporation or an act or omission not committed in good faith that constitutes a breach of a duty owed by the director to the corporation.

Under Sections 8.052 and 8.105 of the TBOC, a court may order a Texas corporation to indemnify a director, former director or officer if the court determines that the director, former director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. If, however, the director, former director or officer is found liable to the corporation or is found liable on the basis that a personal benefit was improperly received by him or her, the indemnification will be limited to reasonable expenses actually incurred by him or her in connection with the proceeding.

Insurance

We maintain insurance for our officers and directors against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, under insurance policies, the premiums of which we pay. The effect of these policies is to indemnify any of our officers and directors against expenses, judgments, attorney’s fees and other amounts paid in settlements incurred by an officer or director upon a determination that such person acted in good faith.

In addition, we have entered into indemnification agreements with each of Mark F. Mulhern, our former executive vice president, chief financial officer and interim chief accounting officer and a former director, and Vincent J. Cebula, a former director, pursuant to which we have agreed to indemnify them to the fullest extent permitted by the laws of the State of Texas and advance certain expenses as described therein. We entered into the indemnification agreements with Messrs. Mulhern and Cebula in consideration of their agreement to serve on a special committee of the board of directors in 2010.

Item 16.	Exhibits.

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated by reference herein.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on July 16, 2015.

EXCO RESOURCES, INC.

By:	/s/ Harold L. Hickey
Name:	Harold L. Hickey
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Harold L. Hickey	President and Chief Executive Officer	July 16, 2015
Harold L. Hickey	(Principal Executive Officer)

/s/ Richard A. Burnett	Chief Financial Officer, Vice President and Chief Accounting Officer	July 16, 2015
Richard A. Burnett	(Principal Financial Officer and Principal Accounting Officer)

*	Chairman of the Board (non-executive)	July 16, 2015
Jeffrey D. Benjamin

*	Director	July 16, 2015
B. James Ford

*	Director	July 16, 2015
Samuel A. Mitchell

*	Director	July 16, 2015
Wilbur L. Ross, Jr.

*	Director	July 16, 2015
Jeffrey S. Serota

*	Director	July 16, 2015
Robert L. Stillwell

*By:	/s/ Harold L. Hickey
Harold L. Hickey
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Third Amended and Restated Articles of Incorporation of EXCO Resources, Inc., filed as Exhibit 3.1 to EXCO’s Current Report on Form 8-K (File No. 001-32743), dated February 8, 2006 and filed on February 14, 2006 and incorporated by reference herein.

4.2	Articles of Amendment to Third Amended and Restated Articles of Incorporation of EXCO Resources, Inc., filed as Exhibit 10.1 to EXCO’s Current Report on Form 8-K (File No. 001-32743), dated August 30, 2007 and filed on September 5, 2007 and incorporated by reference herein.

4.3	Second Amended and Restated Bylaws of EXCO Resources, Inc., filed as Exhibit 3.1 to EXCO’s Current Report on Form 8-K (File No. 001-32743), dated March 4, 2009 and filed on March 6, 2009 and incorporated by reference herein.

4.4	Specimen Common Stock Certificate, filed as Exhibit 4.11 to EXCO’s Registration Statement on Form S-3, dated December 17, 2013 and filed on December 17, 2013 and incorporated by reference herein.

4.5	Services and Investment Agreement by and among EXCO Resources, Inc. and Energy Strategic Advisory Services, LLC, dated as of March 31, 2015, filed as Exhibit 10.1 to EXCO’s Amendment No. 1 to the Current Report on Form 8-K/A dated March 31, 2015 and filed on May 26, 2015 and incorporated by reference herein.

4.6	Acknowledgement of Amendment to Services and Investment Agreement, dated as of May 26, 2015, by and between EXCO Resources, Inc. and Energy Strategic Advisory Services LLC, filed as Exhibit 10.1 to EXCO’s Current Report on Form 8-K dated May 26, 2015 and filed on June 1, 2015 and incorporated by reference herein.

4.7	Form of Nomination Letter Agreement, filed as Exhibit 10.2 to EXCO’s Current Report on Form 8-K dated March 31, 2015 and filed on April 2, 2015 and incorporated by reference herein.

4.8	Registration Rights Agreement, dated as of April 21, 2015, by and between EXCO Resources, Inc. and Energy Strategic Advisory Services LLC, filed as Exhibit 10.1 to EXCO’s Current Report on Form 8-K dated April 21, 2015 and filed on April 27, 2015 and incorporated by reference herein.

5.1	Opinion of Haynes and Boone, LLP, filed as Exhibit 5.1 to EXCO’s Registration Statement on Form S-3 (File No. 333-203549) dated April 21, 2015 and filed on April 21, 2015 and incorporated by reference herein.

*23.1	Consent of KPMG LLP.

*23.2	Consent of Lee Keeling and Associates, Inc.

*23.3	Consent of Netherland, Sewell & Associates, Inc.

*23.4	Consent of Ryder Scott Company, L.P.

23.5	Consent of Haynes and Boone, LLP (included in the opinion filed as Exhibit 5.1 to EXCO’s Registration Statement on Form S-3 (File No. 333-203549) dated April 21, 2015 and filed on April 21, 2015 and incorporated by reference herein).

24.1	Powers of Attorney (previously filed).

*	Filed herewith.